UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2008

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 14, 2008, the Board of Directors of APAC Customer Services, Inc. (the "Company") appointed Andrew B. Szafran, Senior Vice President and Chief Financial Officer of the Company. He replaces George H. Hepburn III who resigned to pursue other opportunities effective May 13, 2008.

Mr. Szafran, age 41, was most recently the Vice President and Chief Financial Officer of Communications Supply Corp. (CSC), a $700 million nationwide distributor of low voltage infrastructure products and industrial wire and cable, a position he held since June 2002. In that capacity, he was responsible for managing the finance and human resources functions as well as for legal affairs. In addition to his operations finance and accounting experience, Mr. Szafran has extensive experience in the areas of financial planning and analysis, corporate finance, mergers and acquisitions, risk management and tax.

The Company and Mr. Szafran entered into an Employment Agreement, dated May 12, 2008 (the "Employment Agreement"), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety. The Employment Agreement provides that Mr. Szafran will be paid an annual base salary of $300,000 and will be eligible to participate in and earn an annual bonus pursuant to the Company’s Amended and Restated 2005 Management Incentive Plan or under a successor annual incentive plan with a target bonus equal to fifty (50%) of his base salary and a maximum annual bonus equal to eighty percent (80%) of his base salary. In addition, the Company has agreed to grant Mr. Szafran an option to purchase 450,000 common shares of the Company with an exercise price equal to the fair market value on the grant date.

The Employment Agreement also provides for Mr. Szafran to receive severance payments equal to nine months of base salary in the event he is terminated without cause by the Company or resigns for agreed reason (as defined in the Employment Agreement). Additionally, pursuant to an Employment Security Agreement to be entered into by Mr. Szafan and the Company, Mr. Szafran would be entitled to severance payments equal to eighteen months of base salary and one and one-half times his annual target bonus if he is terminated without cause or resigns for good reason (as defined in the Employment Security Agreement) within twelve months after a change of control of the Company (as defined in the Employment Security Agreement). The terms of Mr. Szafran’s Employment Security Agreement are identical to the terms of similar agreements in effect with other executive officers of the Company.

Finally, Mr. Szafran has agreed that, during his employment with the Company and for a period of twelve months after his termination of employment, he will not consult with or be employed by any company offering outsourced business services, work for or solicit the Company’s clients, or induce or attempt to induce any of the Company’s employees to terminate employment with the Company.

On May 14, 2008, the Company issued a press release announcing Mr. Szafran’s appointment as Senior Vice President and Chief Financial Officer of the Company. A copy of the Company’s press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement with Andrew B. Szafran, dated May 12, 2008
99.1 Press Release of the Company, dated May 14, 2008

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

May 14, 2008	By:	/s/Michael P. Marrow

Name: Michael P. Marrow
Title: President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Andrew B. Szafran, dated May 12, 2008
99.1	Press Release of the Company, dated May 14, 2008